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Protalix BioTherapeutics, Inc.

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An Important Message to Stockholders of Protalix Biotherapeutics The 2018 Annual Meeting of Stockholders of Protalix Biotherapeutics, Inc. will be held on April 15, 2018. Why is this important to you? The Board of Directors of Protalix Biotherapeutics believes that it is in the best interest of our stockholders to increase the number of authorized shares of common stock available for future issuance (Proposal #4). As an investor you have the opportunity to vote on this important matter that will help advance opportunities for the company. Your support of proposal 4 will permit the board to increase the number of authorized shares of our common stock from 250 Million to 350 Million. Without the recommended increase in shares, the Protalix management team will not have the flexibility needed to raise the capital required to expand our pioneering work in biotherapeutics. What do you need to do: Vote your shares now without delay. To ensure your “Yes” on Proposal 4, you can speak to a Shareholder Advisor by calling Toll Free: 1 (833) 501-4837

Your Shareholder vote will support continued Biotherapeutic Innovation… Protalix Biotherapeutics is developing an innovative product pipeline using its proprietary ProCellEx® protein expression system which is focused on products that we believe offer a clear competitive advantage over existing treatments. Keep Our Work Going By authorizing the proposed increase in authorized common stock, you will allow the Board to raise the capital necessary to continue our clinical research efforts. Failure to approve the proposed amendment to our Certificate of Incorporation will seriously restrict our ability to manage our capital needs and will be detrimental to your interests in our company. What Others are Saying Two leading independent shareholder advisory firms: Institutional Shareholder Services - ISS and Glass Lewis, both recommend stockholders support for the proposal to increase the number of shares of Protalix’s common stock. The requested increase is reasonable and there are no substantial concerns about the company’s past use of shares.” —ISS Vote is Needed Today. To support the Board’s recommendation and vote “Yes” on Proposal 4, call toll-free: 1 (833) 501-4837 to speak to a Shareholder Advisor.